Exhibit 99.1
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                              N E W S R E L E A S E

                FURTHER IMPRESSIVE INTERIM RESULTS FROM APHTON'S
        PHASE II CLINICAL TRIAL WITH 72 STOMACH CANCER PATIENTS EVALUATED

                                  July 31, 2002

Miami, FL - Aphton Corporation (NASDAQ: APHT) - Aphton reported today further impressive interim results from its phase II clinical trial with patients with metastatic stomach cancer who were treated with Aphton's G17DT and chemotherapy consisting of cisplatin and 5FU. Today's report updates results reported on June 12, 2002 for 58 evaluable patients, where 28 patients had either a partial or a complete tumor response for an overall tumor response rate of 48.3%.

Of 72 evaluable patients reported upon this time, 37 had either a partial or a complete tumor response for an overall tumor response rate of 51.4%. One patient had a complete response (no detectable residual tumor) and 36 had a partial response (tumor shrinkage by 50% or more). Furthermore, an additional 20 patients had stable disease.

There is only one large, randomized, phase III clinical trial that has been reported in the medical literature with cisplatin plus 5 FU for patients with advanced gastric cancer. Of 399 total patients enrolled in the trial, 245 were evaluable. For the patients treated with cisplatin plus 5FU, the tumor response rate was 20%, as reported by the European Organization for Research and Treatment of Cancer (EORTC) who conducted the trial. The results reported by Aphton today compare favorably with those results. They represent a 157% improvement relative to the 20% results reported in the EORTC clinical trial.

It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. Aphton believes that its anti-gastrin approach has the potential to extend life without adding toxicity to the therapeutic regimen.

Aphton is conducting one Phase III and three Phase II clinical trials. Aphton's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. (Aphton believes this is the optimum method for achieving "growth factor inhibition.") Gastrin 17 and gly-gastrin are believed to be central growth factors, or

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the  initiating  signals,  for cell growth,  cell  proliferation  and metastasis
(spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with Aphton's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on "healthy" cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

Recent findings have shown that inhibiting gastrin not only inhibits cell growth, proliferation and metastasis directly, but also "unblocks" a central pathway leading to cell-suicide (apoptosis). This tilts the balance, from cell growth, to cell suicide. This effect is amplified synergistically when Aphton's drug is given together with a chemotherapeutic. Gastrin also stimulates the secretion and expression of other important growth factors and receptors within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors contributing to tumor growth and spread, while simultaneously opening a central pathway to cell suicide. Aphton's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. Aphton has strategic alliances with Aventis Pasteur (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT; GlaxoSmithKline (NYSE: GSK) for reproductive system cancer and non-cancer diseases; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338

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